Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Creatd, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.001 per share	(1)	457(a)	126,000	$8.00	$1,008,000.00	0.0001381	$139.20
Fees to be Paid	Equity	Common stock, par value $0.001 per share, issuable upon conversion of convertible promissory notes	(2)	457(a)	1,250	8.00	10,000.00	0.0001381	1.38
Fees to be Paid	Equity	Common stock, par value $0.001 per share, issuable upon exercise of common stock purchase warrants	(3)	457(a)	52,780	$8.00	$422,240.00	0.0001381	$58.31

Total Offering Amounts:							$1,440,240.00		198.90
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$198.90

__________________________________________
Offering Note(s)

(1)	Represents up to 126,000 shares of common stock, par value $0.001 per share, registered for resale by the selling stockholders.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant’s common stock, as reported on the OTCQB Marketplace on June 15, 2026. The shares covered by this registration statement may be sold by the selling stockholders from time to time at fixed prices, prevailing market prices, prices related to prevailing market prices, negotiated prices, or other prices permitted by applicable law.
(2)	Represents up to 1,250 shares of common stock issuable upon conversion of convertible promissory notes issued pursuant to securities purchase agreements dated November 9, 2025, convertible at a price of $10.00 per share, subject to customary adjustment provisions.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant’s common stock, as reported on the OTCQB Marketplace on June 15, 2026. The shares covered by this registration statement may be sold by the selling stockholders from time to time at fixed prices, prevailing market prices, prices related to prevailing market prices, negotiated prices, or other prices permitted by applicable law.
(3)	Represents up to 52,780 shares of common stock issuable upon exercise of common stock purchase warrants issued pursuant to securities purchase agreements dated November 9, 2025, exercisable on a cashless basis, comprised of 52,155 shares underlying warrants exercisable at a 3x cashless ratio and 625 shares underlying warrants exercisable at a 4x cashless ratio. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant’s common stock, as reported on the OTCQB Marketplace on June 15, 2026. The shares covered by this registration statement may be sold by the selling stockholders from time to time at fixed prices, prevailing market prices, prices related to prevailing market prices, negotiated prices, or other prices permitted by applicable law.